Exhibit 10.1

FIRST AMENDMENT TO
ASSET PURCHASE AGREEMENT

This First Amendment (this “Amendment”) to the Asset Purchase Agreement dated February 3, 2009 (the “Original Agreement”) between Warner Chilcott Company, Inc., a Company organized under the laws of Puerto Rico (“WCCI”) and NexMed Inc., a Nevada corporation (collectively, with NexMed (USA), Inc. as defined below, referred to as “NexMed”) is entered into effective as of April 15, 2009.

RECITALS

A.	WCCI wishes to utilize the NexMed Facility (as defined below) for the purposes of manufacturing Product and NexMed is willing to allow WCCI to utilize such facility; and

B.	WCCI and NexMed now wish to amend the Original Agreement in accordance with the terms of this Amendment; and

C.
NexMed (USA), Inc., a Delaware Corporation and the wholly owned subsidiary of NexMed, Inc. is the owner of the NexMed Facility (as defined below) and hereby joins in this Amendment to authorize its use subject to the limitations and as provided below.

AGREEMENT

NOW, THEREFORE, WCCI and NexMed agree as follows:

1.           A new Section 5.7 is hereby inserted at the end of Article 5 of the Original Agreement to read as follows:

“5.7 (a) Use of NexMed Facility and NexMed Resources.  Commencing May 15, 2009 and continuing through and ending on September 15, 2009 (the “Initial Term”), during normal business hours, NexMed shall allow WCCI’s employees and consultants reasonable access to and use of (i) the manufacturing areas and manufacturing equipment in its facility located at 89 Twin Rivers Drive, East Windsor, NJ 08520 (the “NexMed Facility”) for the sole purpose of manufacturing Product as such term is defined in the Original Agreement (the “Manufacturing Activities”) and (ii) three offices and seven cubicle work stations at the NexMed Facility in connection with such Manufacturing Activities.  In addition, NexMed shall provide the non-exclusive use of the following resources (the “NexMed Resources”) in the NexMed Facility during the Initial Term:

(i) utilities, phone, computer and internet access reasonably necessary to conduct the Manufacturing Activities (ii) reasonable technical assistance from NexMed’s product manager with respect to the Manufacturing Activities; and (iii) reasonable assistance from NexMed’s Information Technology, Shipping & Receiving and Facilities Management departments in support of the Manufacturing Activities.

                  (b) Fees and Term. In consideration for the use of the NexMed Facility and NexMed Resources to be provided by NexMed under this Section 5.7, WCCI shall pay NexMed an aggregate monthly fee of $50,000 payable in advance on each of May 15, 2009, June 15, 2009, July 15, 2009 and August 15, 2009 (or if such date is not a business day, the next business day) by wire transfer to an account designated by NexMed (the “Fees”).  The Initial Term shall automatically extend for successive 30 day periods (each, a “Subsequent Term”) unless either party shall deliver written notice to the other at least 15 days prior to the expiration of the Initial Term or a Subsequent Term, as applicable, that this Agreement and the Term thereof is terminated.  The $50,000 monthly Fee shall also be payable to NexMed upon the commencement of each Subsequent Term.

(c) Conditions of Use of NexMed Facility and NexMed Resources. WCCI’s right to use the NexMed Facility and NexMed Resources pursuant to this Amendment as described above shall be subject to and conditioned upon WCCI’s compliance with and WCCI hereby agrees to comply with the following covenants and conditions:

(i) WCCI shall comply with the terms and conditions of and shall and make timely payment of the Fees to NexMed as set forth in Section 5.7 (a) and (b) above; (ii) WCCI shall comply with all applicable governmental and quasi-governmental rules, requirements, ordinances, codes, resolutions, orders and laws (collectively, “Laws”) including, without limitation, all environmental Laws; (iii) WCCI shall not make, add or remove any improvements, additions, fixtures, alterations or changes to the NexMed Facility or NexMed Resources; (iv) WCCI shall not assign, license, sublet or otherwise permit any other person or entity to use or benefit from this Agreement, WCCI’s rights or obligations hereunder, or the NexMed Facility or NexMed Resources; (v) upon the earlier of the termination of this Agreement or completion of the Initial Term or Subsequent Term, as the case may be, WCCI shall promptly vacate and cease using the NexMed Facility and NexMed Resources,  shall restore the same to their respective conditions existing as of the date of this Agreement, shall leave the same in broom clean condition and shall remove all of its personal property therefrom; (vi) WCCI shall be responsible for all damage to the NexMed Facility and NexMed Resources caused by the acts or omissions of WCCI or its agents, employees, contractors, consultants, servants, representatives or invitees; (vii) WCCI shall maintain Worker’s Compensation Insurance and such other insurance in such coverage amounts and to such extent as NexMed may reasonably require; (viii) this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; (ix) in addition to all other remedies that NexMed shall have at law and in equity for WCCI’s default or breach hereunder, WCCI hereby agrees to indemnify, defend and hold NexMed (and its officers, directors, employees, agents, shareholders, lenders and representatives) harmless from any and all claims, injuries, liabilities, suits, proceedings, damages, fines, penalties, expenses, costs (including reasonable attorneys fees) and other claims as a result of or arising from its breach or default of or under any of the terms, conditions or covenants in this Amendment or its use of the NexMed Facility or NexMed Resources; (x) this Amendment and WCCI’s rights hereunder are subject and subordinate to the rights of NexMed’s  existing and future lenders; and (xi) WCCI’s obligations pursuant to this Amendment shall survive termination of this Amendment (including the Original Agreement) and its use of the NexMed Facility and NexMed Resources.

   (c) NexMed Use of the NexMed Facility. It is understood and agreed that NexMed shall be entitled to continue to use the NexMed Facility and NexMed Resources during Initial Term and any Subsequent Term provided that such use shall not interfere with WCCI's Manufacturing Activities hereunder.

2.           Schedule 2.01(c) to the Original Agreement is deleted in its entirety and replaced with the new Schedule 2.01(c) attached to this Amendment as Attachment 1.

3.           All capitalized terms used in this Amendment and not otherwise defined in this Amendment have the meanings assigned them in the Original Agreement.

4.           Except as expressly stated in this Amendment, the Original Agreement remains unchanged and in full force and effect.

IN WITNESS WHEREOF, WCCI and NexMed have executed this Amendment through their duly authorized representatives, effective as of the date first set forth above.

WARNER CHILCOTT COMPANY, INC.

By:           /s/ Max A. Torres

Name:      Max A. Torres

Title:        General Manager, Business Operations

NEXMED INC.

By:           /s/ Vivian Liu

Name:      Vivian Liu

Title:        President and Chief Executive Officer

NEXMED (USA), INC.

By:           /s/ Hemanshu Pandya

Name:      Hemanshu Pandya

Title:        Chief Operating Officer

Attachment 1
Revised Schedule 2.01(C)

Schedule 2.01(c)
TRANSFERRED MANUFACTURING EQUIPMENT

	Selling	NexMed Asset	NexMed Asset
Description	Price	Number	Inventory Tag
AccuDose Dispenser tooling and molds	$40,000	30357 & 30158,59,60	Off site & 290,291,292
Ross PVM-4 mixer with Chiller	$37,000	N/A & 30086	N/A & 1073
Cozzoli, 5 nozzle filler	$26,000	30028 & 30221	621
Schmucker F/F/S 3 lane Poucher	$94,000	30012	226
FD/120 Filling Machine	$114,000	30252	1130
In process cold box (180,000 units)	$4,000	30278 & 20014	1077 & N/A
Finished Product Cold Box	$35,000	20008	N/A

Total	$350,000

At Closing, Buyer shall pay fifty percent (50%) of the Manufacturing Purchase Price to Seller.  Within thirty (30) days of the Initial Batch Manufacture Completion Date, Buyer shall remove the Transferred Manufacturing Equipment from Seller’s premises.  Buyer shall pay Seller the remaining fifty percent (50%) of the Manufacturing Purchase Price on May 15, 2009.  All payments hereunder shall be made by wire transfer of immediately available United States dollars into an account designated by Seller.  All costs associated with the removal of the Transferred Manufacturing Equipment shall be paid by Buyer.